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                          [Letterhead of Jones, Day, Reavis & Pogue]

                                December 2, 1996

All-Comm Media Corporation
400 Corporate Pointe, Suite 780
Culver City, California 90230

Dear Sirs:

                  We consent to the reference to our firm under the caption "Validity of Shares" in the Prospectus constituting a part of the Registration Statement on Form SB-2 (Registration No. 333-14339) filed by All-Comm Media Corporation to effect registration of shares of its common stock, par value $.01 per share, under the Securities Act of 1933, as amended, and to the filing of this letter as an exhibit to such Registration Statement.

                                               Very truly yours,

                                              /s/ Jones Day Reavis & Pogue

                                              Jones Day Reavis & Pogue


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